As filed with the Securities and Exchange Commission on September 7, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERIS Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1482024
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of Principal Executive Offices)	(Zip Code)

STERIS Corporation Deferred Compensation Plan

(Full Title of the Plan)

Mark D. McGinley, Esq.

Senior Vice President, General Counsel, and Secretary

STERIS Corporation

5960 Heisley Road, Mentor, Ohio 44060-1834

(440) 354-2600

(Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(1)
Deferred Compensation Obligations (2)	$10,000,000	100%	$10,000,000	$1,070

(1)	Estimated solely for calculating the amount of the registration fee in accordance with Rule 457(o).
(2)	The Deferred Compensation Obligations are unsecured obligations of STERIS Corporation to pay deferred compensation in the future in accordance with the terms of the STERIS Corporation Deferred Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by STERIS Corporation, an Ohio corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2006;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(c)	The Registrant’s Current Report on Form 8-K filed on May 2, 2006;

(d)	The Registrant’s Current Report on Form 8-K/A filed on June 7, 2006;

(e)	The Registrant’s Current Report on Form 8-K filed on July 28, 2006; and

(f)	The Registrant’s Current Report on Form 8-K filed on September 1, 2006.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Under the STERIS Corporation Deferred Compensation Plan (the “Plan”), the Registrant will provide eligible employees the opportunity to defer a specified percentage of their cash compensation. The obligations of the Registrant under the Plan to pay the deferred compensation in the future in accordance with the terms of the Plan (the “Obligations”) will be unsecured general obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the terms of the Plan based on annual elections by each Participant. Each Obligation will be payable by the Registrant on a date selected by each Participant in accordance with the terms of the Plan or at the other times specified in the Plan. The Obligations will be indexed to one or more investment funds individually chosen by each Participant from a list of various investment forms. If no investment fund has been chosen, a Participant’s account will be deemed to be invested in the investment funds designated by the committee with general responsibility for administering the Plan. Each Participant’s Obligation will be adjusted to reflect the deemed investment experience, whether positive or negative, of the selected investment funds, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

A Participant’s right or the right of any other person to the Obligations cannot be anticipated, alienated, sold, transferred, assigned, pledged, or encumbered except by a written designation of a beneficiary under the Plan or pursuant to a court-approved domestic relations order. There is no trading market for the Obligations.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. The Registrant will establish a trust to hold all income, contributions and moneys of any kind at any time received by the trustee in respect of the Plan and such amounts will be held for investment purposes as a commingled trust fund pursuant to the terms of the trust agreement governing the trust. Participants in the Plan have no rights to any assets held in the trust except as general creditors of the Registrant. Assets in any trust or fund will at all times be subject to the claims of the Registrant’s general creditors.

The foregoing description of the Obligations is qualified in its entirety by reference to the full text of the Plan document and a related adoption agreement, copies of which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this registration statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the Obligations being offered by this registration statement has been passed upon for the Registrant by Mr. Mark D. McGinley. Mr. McGinley is the Senior Vice President, General Counsel, and Secretary of the Registrant. As of August 31, 2006, Mr. McGinley held 755 of the Registrant’s common shares and had been granted options to purchase another 81,500 of the Registrant’s common shares.

Item 6. Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Under Section 1701.13 of the Ohio Revised Code (the “Ohio Revised Code”), Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not authorize the payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order determining that such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles of incorporation, code of regulations or contract, and except with respect to the advancement of expenses of directors.

The Registrant’s Amended and Restated Regulations provide that the Registrant will, in all actions other than derivative actions, indemnify any director, officer, employee, or agent of the Registrant, or any person serving as a director, trustee, officer, employee, or agent of another entity at the request of the Registrant, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with the action, suit, or proceeding unless it is proved by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant. With respect to derivative actions, the Registrant’s Amended and Restated Regulations provide that the Registrant will indemnify any director (unless the action or suit is one in which the liability of the director under Section 1701.95 of the Ohio Revised Code is the only liability asserted), officer, employee, or agent of the Registrant, or any person serving as a director, trustee, officer, employee, or agent of another entity at the request of Registrant, against expenses actually and reasonably incurred in the defense or settlement of the action unless it is proved by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant. Notwithstanding the preceding sentence, the Registrant will indemnify such directors, officers, employees, and agents in a derivative action if the court in which the action was brought determines that, despite the proof but in view of all the circumstances of the case, such director, officer, employee, or agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons. The Registrant’s Amended and Restated Regulations likewise provide that the Registrant may purchase insurance to indemnify directors, officers, employees, or agents of the Registrant.

With respect to the advancement of expenses, the Ohio Revised Code provides that a director (but not an officer, employee or agent) is entitled to mandatory advancement of expenses, including attorney’s fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proven by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests. The Registrant’s Amended and Restated Regulations provide that the Registrant will advance expenses to a director (unless the action or suit is one in which the liability of the director under Section 1701.95 of the Ohio Revised Code is the only liability asserted), officer, employee, or agent of the Registrant incurred in defending any action, suit, or proceeding, whether derivative or otherwise, provided that such director, officer, employee, or agent agrees to both (a) repay the amount advanced if it is proven by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant and (b) to cooperate with the Registrant concerning the action, suit, or proceeding.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policy, the directors and officers of the Registrant are insured against certain liabilities which may arise in their individual capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	STERIS Corporation Deferred Compensation Plan Document, previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 1, 2006 (Commission File No. 1-14643), and incorporated herein by reference.

4.2	Adoption Agreement related to STERIS Corporation Deferred Compensation Plan, previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed September 1, 2006 (Commission File No. 1-14643), and incorporated herein by reference.

5.1	Opinion of Mark D. McGinley, General Counsel of the Registrant.

15.1	Letter Regarding Unaudited Financial Information.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mark D. McGinley, General Counsel of the Registrant (Included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 7th day of September, 2006.

STERIS CORPORATION

By:	/s/ Laurie Brlas
Laurie Brlas
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Les C. Vinney	President, Chief Executive Officer and Director (Principal Executive Officer)	September 7, 2006

* Laurie Brlas	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 7, 2006

* John P. Wareham	Director	September 7, 2006

* Cynthia L. Feldmann	Director	September 7, 2006

* Stephen R. Hardis	Director	September 7, 2006

* Jacqueline B. Kosecoff	Director	September 7, 2006

* Raymond A. Lancaster	Director	September 7, 2006

* Kevin M. McMullen	Director	September 7, 2006

* J.B. Richey	Director	September 7, 2006

* Mohsen M. Sohi	Director	September 7, 2006

* Loyal W. Wilson	Director	September 7, 2006

Michael B. Wood	Director	September 7, 2006

*	This registration statement has been signed on behalf of the above officers and directors by Mark D. McGinley, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this registration statement.

By:	/s/ Mark D. McGinley
Mark D. McGinley
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	STERIS Corporation Deferred Compensation Plan Document, previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 1, 2006 (Commission File No. 1-14643), and incorporated herein by reference.

4.2	Adoption Agreement related to STERIS Corporation Deferred Compensation Plan, previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed September 1, 2006 (Commission File No. 1-14643), and incorporated herein by reference.

5.1	Opinion of Mark D. McGinley, General Counsel of the Registrant.

15.1	Letter Regarding Unaudited Financial Information.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mark D. McGinley, General Counsel of the Registrant (Included in Exhibit 5.1).

24.1	Power of Attorney.